EXHIBIT 10.3

November 4, 2010

Mr. Ken Naumann

Dear Ken:

We are pleased to offer you employment as VP of Worldwide Sales, reporting to Todd Simpson, President & CEO. This offer is contingent upon the final approval of Ditech’s Compensation Committee, as you will be an executive officer of Ditech Networks, Inc.(“Ditech”) This letter describes the terms and conditions of your position with Ditech below.

Title/Duties:  As VP of Worldwide Sales, you shall perform such duties as are required in this full-time position. You agree to devote your best efforts and substantially all of your business time and attention to the business of Ditech, except for vacation periods and reasonable periods of illness or other incapacities permitted by Ditech’s general employment policies.

Your compensation package consists of the following:

•                  Base Salary: You shall be paid a base salary of $16,666.67 per month (annualized to $200,000.00), less applicable payroll taxes and withholdings, payable on Ditech’s regular, semi-monthly payroll schedule.

•                  You will be eligible for commissions under the terms of the Ditech Commission Plan.  Under this plan, you will be eligible to earn commissions of $200,000 at 100% attainment of your assigned annual quota, on an accelerating scale.  This scale is the first 50% of target quota pays 33% and the second 50% pays 66% of your quota. Your individual Sales Targets and Quota will be established and documented in a DSCP annually at the beginning of the fiscal yea.

•                  For the remainder of Fiscal 2011, which we are in through April 30, 2011, your commissions will be prorated as follows: First $12M at $33,333, next $3M at $33,333 and next $3M to a total of $18M at $33,333 for a potential $100,000 in the period. Above $18M will be at 1.3x the last $3M rate.

•                  Stock Options: Ditech will recommend to the Board of Directors — Compensation Committee a grant of 140,000 shares of Ditech common stock options vesting over four years at the rate of 25% for the first year, and ratably monthly thereafter.  The grant price of the stock options will be set based upon the fair market closing price on the grant date. This grant will be subject to plan regulations.

•                  Restricted Stock:  Ditech will recommend to the Board of Directors a grant of 20,000 restricted shares. These restricted shares will vest over four years at the rate of 25% for the first year, and ratably every six months thereafter.  This grant will be subject to plan regulations.

•                  Acceleration: 50% in first year tied to a Change in Control and your job elimination, as a result (“Double Trigger”), as defined in our 2010 proxy. Effective on your first anniversary the terms of your severance Benefit Plan will be similar to those of the other executives.

Note:  Please consult your tax advisor regarding taxation issues related to options and restricted stock.

Executive cash compensation is generally reviewed at the beginning of our fiscal year which begins on May 1st.  Your next review would be in May 2012, but is subject to change..

The company will employ you on an “at will” basis, described below.  However, if the company terminates your employment for any reason other than cause during your first year of service we will provide you 2 months of base pay effective your first day of employment and then you earn an additional month for each 3 months of employment up to a maximum of six months.  If there is a change of control in the company and you are not offered an equivalent position, then the Company will continue provide a similar package as above, with a minimum of four (4) months.  At your one year anniversary the Compensation Committee will address you similar to other Executive Officers for termination and change of control.  See the 2010 Proxy for types of benefits and terms.  “Cause” means (i) gross negligence or willful misconduct in the performance of your duties; (ii) commission of any act of fraud; or (iii) conviction of a felony or a crime involving moral turpitude causing actual or potential harm to the business of the company.  This severance benefit will be in lieu of any other severance policy of general application to company employees.  This paragraph will not apply unless you (a) have executed a general release (in a form prescribed by the Company) of all known and unknown claims that you may then have against the Company or persons affiliated with the Company and (b) have agreed not to prosecute any legal action for other proceedings based on those claims.  This paragraph is subject to Compensation Committee approval.  The normal exercise period for stock options pursuant to the plan is 90 days from date of termination.

Your benefit package with Ditech will include Health Insurance coverage (with partial premium due for family coverage) beginning on your date of hire, Flexible Spending Account participation, Life Insurance, Short Term Disability Insurance and Long Term Disability Insurance. Your eligibility for 401(k) participation is effective on the first of the month following your date of hire. You will be eligible to participate in Ditech’s Employee Stock Purchase Plan (ESPP) subject to the terms of the plan.

As a condition to this offer of employment by Ditech, you agree to the following:

•                  You will complete, sign and return the company’s employment application and confidentiality agreement on or before your start date.

•                  You will countersign and return this offer letter to Ditech on or before your start date.

•                  You will consent to and complete the forms necessary for Ditech to complete required background and reference checks.  This offer is contingent on the satisfactory results of this screening.

•                  You understand and agree that in order to participate in any and all equity program(s) you must open and maintain a valid E*Trade account.  These equity programs include stock option grants, restricted stock and the employee stock purchase program (ESPP). Additionally, any equity grant must be accepted via E*Trade within 90 days of notification of the grant.  If you do not accept a grant within that time period, you will forfeit the grant.

•                  Your employment relationship is at-will.  Accordingly, you may terminate your employment with Ditech at any time and for any reason whatsoever simply by notifying Ditech.  Likewise, Ditech may terminate your employment at any time, with or without cause or advance notice.

•                  As a condition of your employment you will be required to abide by the Company’s policies and procedures, included but not limited to the policies set forth in the Company’s Employee Handbook, as may be in effect from time to time.  You also agree to comply with the Company’s Employee Proprietary Information and Inventions Agreement (“Proprietary Information Agreement”).

•                  We are committed to maintaining the highest standards of business conduct and ethics.  Our Code of Business Conduct and Ethics reflects the business practices and principles of behavior that support this commitment.  We expect you to read and understand the Code and its application to the performance of your business responsibilities.

To ensure the rapid and economical resolution of disputes that may arise in connection with your employment, you and the Company agree that any and all disputes, claims, or causes of action, in law or equity, arising from or relating to the enforcement, breach, performance, execution, or interpretation of this agreement, your employment, or the termination of your employment, shall be resolved, to the fullest extent permitted by law, by final, binding and confidential arbitration in San Jose, California conducted before a single arbitrator or Judicial Arbitration and Mediation Services, Inc. (“JAMS”) or its successor, under the then applicable JAMS rules.  By agreeing to this arbitration procedure, both you and the Company waive the right to resolve any such disputed through a trial by jury or judge or by administrative proceeding.  The arbitrator shall: (a) have the authority to compel adequate discover for the resolution of the dispute and to award such relief as would otherwise be permitted by law; and (b) issue a written arbitration decision including the arbitrator’s essential finding and conclusion and a statement of the award.  The Company shall pay all of JAMS’ arbitration fees.  Nothing in this letter agreement shall prevent either you or the Company from obtaining injunctive relief in court if necessary to prevent irreparable harm pending the conclusion of any arbitration.

We look forward to working with you and having you as a part of our valuable and dynamic team!

Please indicate your acceptance by signing and returning this letter by November 8, 2010. You may fax your signed offer letter to (650) 564-9591. We anticipate your start date to be on or about November 10, 2010.

Sincerely,	Accepted by:

/s/ William Tamblyn	/s/ Kenneth D. Naumann	November 8, 2010
William Tamblyn	Kenneth D. Naumann	Date
Executive Vice President/CFO & COO